Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 11, 2015

Registration Statement No. 333-201577-03

*	Pxg Details * GM Financial Automobile Leasing Trust (GMALT) 2015-2

JT-BOOKS: J.P. Morgan, Citi, Credit Ag, Wells CO-MGRS : BNP, Deutsche Bank, RBC, Soc Gen

CLS	QTY/$MMs	MDY/S&P	WAL	E.FNL	L.FNL	PRICED	YLD	CPN	$PX
A-1	119.000	P-1/A-1+	0.30	01/16	06/16	0.40%	0.400	0.40	100.00000
A-2-A	77.000	Aaa/AAA	1.46	07/17	04/18	EDSF+42	1.185	1.18	99.99698
A-2-B	273.000	Aaa/AAA	1.46	07/17	04/18	1ML+42			100.00000
A-3	321.000	Aaa/AAA	2.53	04/18	12/18	IS+52	1.688	1.68	99.99482
A-4	100.180	Aaa/AAA	2.94	06/18	07/19	IS+55	1.867	1.85	99.97207
B	41.750	Aa2/AA	3.01	06/18	07/19	IS+110	2.442	2.42	99.97196
C	38.490	A2/A	3.09	07/18	07/19	IS+165	3.015	2.99	99.98159
D	29.820	Baa2/BBB	3.09	07/18	11/19	***retained***

BILL & DELIVER	:	J.P. Morgan	BBG TICKER	GMALT 2015-2
REGISTRATION	:	SEC Registered	EXPECTED RATINGS	Moody’s/S&P
EXPECTED SETTLE	:	06/17/2015	FIRST PAY DATE	07/20/2015
ERISA ELIGIBLE	:	Yes	EXPECTED PRICING	Priced
MINIMUM DENOMS	:	1k x 1k	PXG SPEED	100 PPC TO Maturity

CUSIPS:	A1- 38013GAA7, A2A- 38013GAB5, A2B- 38013GAH2, A3- 38013GAC3, A4- 38013GAD1, B- 38013GAE9, C- 38013GAF6, D- 38013GAG4

AVAILABLE INFORMATION

*	Preliminary Pro Supp, Ratings FWP, DealRoadshow, IntexNet/CDI
*	The issuer and bankers are available for investor conference calls

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.